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                                   EXHIBIT 99

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[LOGO]                      FOR ADDITIONAL INFORMATION CONTACT:
SUSQUEHANNA
BANCSHARES, INC.            Alison van Harskamp, Vice President & Director of
                            Communications Susquehanna Bancshares, Inc., (717)
P.O. Box 1000               625-6260, communications@susqbanc.com
26 North Cedar Street
Lititz, PA 17543-1000
                            SUSQUEHANNA BANCSHARES, INC. COMPLETES ACQUISITION
                            OF PROPERTY AND CASUALTY INSURANCE BROKERAGE

        NEWS                FOR IMMEDIATE RELEASE, Lititz, PA - June 28, 2002:
                            --------------------------------------------------
                            Susquehanna Bancshares, Inc., (Susquehanna) (NASDAQ:
                            SUSQ - news) today announced it has completed its acquisition of The Addis Group, Inc., a property and casualty insurance brokerage located in King of Prussia, Pa.

                            "Susquehanna acquired The Addis Group as its foundation agency, satisfying a key component of our strategic plan," said Susquehanna Chairman, President and CEO William J. Reuter. "The Addis Group is the foundation from which we hope to acquire additional lines of business to round out our insurance offerings."

                            The Addis Group, which began operations in 1990, specializes in designing commercial and personal property and casualty insurance and risk management programs for medium- and large-sized companies, principally in the mid-Atlantic states. As a leader in its industry, The Addis Group offers a variety of high quality, customer-focused consulting services, including its nationally recognized Risk Management Audit process - a tool focused on improving a company's Risk Profile.

                            The Addis Group serves over 1,500 commercial and individual customers representing over $60 million in premium, which generates approximately $6 million in annual revenues. Scott Addis will remain as President of The Addis Group.

                            "The Addis Group's client-focused approach and experienced staff made it the right fit for Susquehanna," said Reuter. "I am pleased to welcome The Addis Group into the Susquehanna family of financial services companies."

                            Susquehanna Bancshares, Inc. is a multi-state financial services holding company composed of nine banks, two leasing companies, a credit life reinsurance company, a trust and investment company, and an asset management company with combined assets of $5.2 billion. Susquehanna provides financial services through its subsidiaries at over 150 locations in the mid-Atlantic region. Investor information may be requested on Susquehanna's Web site at www.susqbanc.com.
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                            This press release contains "forward-looking
                            statements" as defined in the Private Securities Litigation Reform Act of 1995 that are based on Susquehanna's current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties. Accordingly, actual results may differ materially. Susquehanna undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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